Exhibit 2.1

AGREEMENT AND PLAN OF

CONVERSION MERGER

THIS AGREEMENT AND PLAN OF CONVERSION MERGER (“Agreement”) is entered into as of this 11th day of May, respectively, by and among Fairmount Bancorp, Inc. (“Fairmount”), a Maryland corporation, Fairmount Bank (the “Bank”), a federal stock savings association and the wholly-owned subsidiary of Fairmount, and Fullerton Federal Savings Association (“Fullerton Federal”), a federal mutual savings association.

WHEREAS, Fullerton Federal desires to convert to the stock form of organization to facilitate a simultaneous merger with and into the Bank;

WHEREAS, the Boards of Directors of the Bank and Fullerton Federal have adopted a Plan of Conversion Merger (the “Plan of Conversion”);

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fairmount, the Bank and Fullerton Federal hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Any term used herein and not defined shall have the meaning given to such term in the Plan of Conversion. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(1) Agreement means this Agreement dated the date hereof.

(2) Applications means the applications or notices to be filed with the OTS for the regulatory approvals that are required by applicable law in connection with the transactions contemplated hereby.

(3) Closing Date means such date as Fairmount and the Bank, in consultation with Fullerton Federal, select within 15 days after the occurrence of the following: (i) the expiration of all applicable waiting periods in connection with all approvals from Regulatory Authorities; (ii) the satisfaction or waiver of all conditions to the consummation of the Conversion Merger; and (iii) the execution and filing with all Regulatory Authorities of all documents necessary to effect the Conversion Merger; or on such earlier or later date as may be agreed by the parties and reflected in any such filings.

(4) Conversion Merger means the transactions whereby Fullerton Federal will (i) convert to a federal stock savings association, and (ii) immediately thereafter merge with and into the Bank which shall be the Resulting Institution.

(5) Conversion Merger Consideration shall mean $1.00 in cash, without interest, for each share of Conversion Stock.

(6) Conversion Stock means the Fullerton Federal Common Stock to be authorized and issued by Fullerton Federal in its stock form as part of the Conversion Merger in exchange for the Conversion Merger Consideration.

(7) Exchange Act means the Securities Exchange Act of 1934, as amended.

(8) Fairmount Common Stock means the common stock, par value $.01 per share, of Fairmount.

(9) Fullerton Federal means, as the context requires, either Fullerton Federal Savings Association in its current form as a federal mutual savings association or in its converted form as a federal stock savings association.

(10) Fullerton Federal Common Stock means the common stock, par value $0.01 per share, to be authorized by Fullerton Federal as part of the Conversion Merger.

(11) Fullerton Federal Disclosure Schedule means, collectively, the disclosure schedules delivered by Fullerton Federal pursuant to this Agreement.

(12) Fullerton Federal Regulatory Reports means all reports, registrations, documents and statements, together with any amendments required to be made with respect thereto, that Fullerton Federal was required to file or otherwise submit since December 31, 2009, and will be required to submit prior to the Closing Date with or to the OTS, the FDIC, or any other Regulatory Authority pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC or any other Regulatory Authority.

(13) Fairmount Disclosure Schedule means, collectively, the disclosure schedules delivered by Fairmount and the Bank to Fullerton Federal pursuant to this Agreement.

(14) Fairmount Financials means (i) Fairmount’s Annual Report on Form 10-K for the year ended September 30, 2010 as filed with the SEC, which contains Fairmount’s consolidated audited balance sheets as of September 30, 2009 and 2010, and the related consolidated statements of income and statements of changes in stockholders’ equity and cash flows for the years ended September 30, 2009 and 2010 and (ii) its Quarterly Report on Form 10-Q for the three months ended December 31, 2010, which contains unaudited balance sheets and related statements of income and statements of changes in stockholders’ equity and cash flows as of and for the three months ended December 31, 2010.

(15) Environmental Laws means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including, without limitation, all water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response Act, Comprehensive Environmental and Liability Act, Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, and any similar state or local laws each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

(16) ERISA means the Employee Retirement Income Security Act of 1974, as amended.

(17) FDIC means the Federal Deposit Insurance Corporation.

(18) GAAP means generally accepted accounting principles.

(19) Hazardous Material means any substance, waste or other material presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, solid waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde, foam insulation, lead and polychlorinated biphenyl.

(20) IRC means the Internal Revenue Code of 1986, as amended.

(21) IRS means the Internal Revenue Service.

(22) Material Adverse Effect means with respect to an entity, any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (i) the financial condition, properties, assets, business, prospects or results of operations of such entity or (ii) the ability of such entity to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Plan of Conversion; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, thrift and similar laws and/or regulations of general applicability or interpretations thereof by courts, (b) changes in GAAP or regulatory accounting requirements applicable to banks and thrifts generally, or (c) direct and indirect costs incurred to implement this Agreement.

(23) Member means any person or entity that qualifies as a member of Fullerton Federal pursuant to its mutual Charter or Bylaws.

(24) OTS means the Office of Thrift Supervision of the Department of the Treasury and any successor thereto.

(25) Plan of Conversion means the Plan of Conversion Merger (as it may from time to time be amended, restated or supplemented hereafter) adopted by Fullerton Federal and the Bank and to be filed with the OTS, a copy of which plan is attached hereto as Exhibit A, pursuant to which Fullerton Federal will (i) convert to a federal stock savings association, and (ii) immediately thereafter merge with and into the Bank which shall be the Resulting Institution.

(26) Regulatory Authority means any agency or department of any federal, state or local government, including , without limitation, the OTS, and any successor thereto, and the FDIC, or the staff thereof.

(27) Resulting Institution means the Bank which shall be the resulting institution in the merger with Fullerton Federal.

(28) Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

(29) SEC means the Securities and Exchange Commission.

(30) Securities Act means the Securities Act of 1933, as amended.

(31) Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank or savings association.

(32) Tax Return means any return, report, information return or document (including any related or supporting information) required to be filed or otherwise provided with respect to Taxes.

(33) Taxes means all taxes, charges, fees, levies, penalties or other assessments imposed or required to be collected by any United States federal, state, local or foreign taxing authority or political subdivision thereof, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties, fines, assessments or additions attributable thereto.

ARTICLE II

ACQUISITION, CONVERSION AND MERGER

2.01 Conversion Merger. Subject to the terms and conditions of this Agreement and the Plan of Conversion and the required regulatory approvals, Fullerton Federal shall convert to a federal stock savings association and immediately subsequent thereto, merge with and into the Bank with the Bank, as the Resulting Institution. Deposit account holders of and borrowers from Fullerton Federal shall receive the right to subscribe for the shares of Fairmount Common Stock issued by Fairmount in connection with the Conversion Merger in accordance with the Plan of Conversion and OTS regulations.

2.02 Liquidation Account. At the Merger Effective Time (as defined in Section 2.04 below), the Bank shall establish on its books a liquidation account in accordance with the Plan of Conversion and applicable OTS regulations for the benefit of, and in order to ensure a limited priority claim in the event of the liquidation of the Bank for, certain depositors of Fullerton Federal who shall become depositors of the Bank as a result of the transactions contemplated by this Agreement and the Plan of Conversion and who, following the Closing Date, remain as depositors of the Bank.

2.03 Acquisition of Conversion Stock. Subject to the satisfaction or waiver of the terms and conditions of this Agreement and the Plan of Conversion, Fairmount shall acquire 1,000 shares of Conversion Stock, or all of the shares to be issued by Fullerton Federal in its conversion as provided for in the Plan of Conversion, in exchange for the Conversion Merger Consideration.

2.04 Merger of Fullerton Federal into the Bank. Immediately following Fairmount’s acquisition of all of the Conversion Stock issued by Fullerton Federal and the closing of the offering of Fairmount Common Stock pursuant to the Plan of Conversion, Fullerton Federal shall be merged with and into the Bank, with the Bank as the Resulting Institution, in accordance with the applicable laws of the United States and the applicable regulations of the OTS. The merger of Fullerton Federal with and into the Bank shall become effective upon the filing of Articles of Combination with the OTS (the “Merger Effective Time”). At the Merger Effective Time, all of the shares of Conversion Stock that are issued and outstanding immediately prior thereto shall thereupon be canceled.

2.05 Deposit Accounts. At the Merger Effective Time, all deposit accounts of Fullerton Federal shall be and become deposit accounts in the Resulting Institution without change in their respective terms, maturities, minimum required balances or withdrawal values. At the Merger Effective Time and at all times thereafter until such account ceases to be a deposit account of the Resulting Institution, each deposit account of Fullerton Federal shall be considered for interest or liquidation purposes as if it had been a deposit account of the Resulting Institution at the time such deposit account was opened.

2.06 Transfer of Assets and Assumption of Liabilities. At the Merger Effective Time, all of the assets and properties of every kind and character, real, personal and mixed, tangible and intangible, chose in action, rights and credits then owned by or that would inure to Fullerton Federal, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed on the part of Fairmount, the Bank or Fullerton Federal, be vested in and become the properties of the Resulting Institution, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by Fullerton Federal immediately prior to the consummation of the Conversion Merger. At the Merger Effective Time, the Resulting Institution shall assume and succeed to all of the rights, obligations, duties and liabilities of Fullerton Federal, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Fullerton Federal, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of Fullerton Federal.

2.07 Offices. At or after the Merger Effective Time, the current office of Fullerton Federal at 7527 Belair Road, Baltimore, Maryland 21236 shall be held as a branch office by the Bank. The principal office of each of Fairmount and the Bank shall continue to be at 8216 Philadelphia Road, Baltimore, Maryland 21237.

2.08 Board of Directors and Executive Officers of Resulting Institution. At and after the Merger Effective Time, the directors and executive officers of the Resulting Institution shall be those persons who served as directors and executive officers, respectively, of the Bank immediately prior to the Merger Effective Time, together with the director appointed pursuant to the provisions of Section 5.05(d) hereof.

2.09 Federal Stock Charter and Bylaws of Resulting Institution. At and after the Merger Effective Time, the Federal Stock Charter and Bylaws of the Bank shall be and remain the Federal Stock Charter and Bylaws of the Resulting Institution.

2.10 Approval by Boards of Directors. At least two-thirds of each of the respective boards of directors of Fullerton Federal, the Bank and Fairmount shall approve the Conversion Merger as evidenced by the Plan of Conversion and this Agreement.

2.11 Approval by Members. Upon approval of the Plan of Conversion and the required Applications by the applicable Regulatory Authorities, this Agreement and the Plan of Conversion shall be duly submitted to the Members of Fullerton Federal for their approval by the requisite vote of the Members. Fullerton Federal shall use its best efforts to obtain the required approval of the Plan of Conversion by its Members.

2.12 Reasonable Efforts to Effect Transactions. Subject to the terms and conditions of this Agreement, each of Fairmount and Fullerton Federal agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the Conversion Merger and any other transactions contemplated by this Agreement.

2.13 Compliance with Banking Laws. The acquisition of Fullerton Federal by Fairmount through the Conversion Merger shall be accomplished in accordance with this Agreement, the Plan of Conversion and all applicable federal and state statutes and regulations, including those of the OTS. The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals or non-objections.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FULLERTON FEDERAL

Fullerton Federal hereby represents and warrants to Fairmount and the Bank that, except as set forth in the Fullerton Federal Disclosure Schedule, which has previously been delivered to Fairmount:

3.01 Organization.

(a) General. Fullerton Federal is a federal mutual savings association, duly organized, validly existing and in good standing under the laws of the United States. Fullerton Federal has one direct and no indirect subsidiaries. Fullerton Federal has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Fullerton Federal is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except, to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on the business, financial condition or results of operations of Fullerton Federal and its Subsidiary, taken as a whole.

(b) Subsidiary. The Fullerton Federal Disclosure Schedule lists one subsidiary of Fullerton Federal (the “Subsidiary”). The Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Maryland. The Subsidiary has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. The Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failure to so qualify would not, in the aggregate, have a Material Adverse Effect on Fullerton Federal and the Subsidiary, taken as a whole.

(c) Deposit Insurance. The deposits of Fullerton Federal are insured by the FDIC to the maximum extent provided by law.

(d) Minute Books. The minute books of Fullerton Federal accurately record, in all material respects, all material corporate actions of its Board of Directors (including committees thereof) and Members, and such minute books, together with all other books and records of Fullerton Federal, have been, and are being, maintained in accordance with applicable legal requirements.

(e) Charter and Bylaws. Fullerton Federal has delivered to Fairmount true and correct copies of the Charter and the Bylaws of Fullerton Federal.

3.02 Affiliations. Except as disclosed in the Fullerton Federal Disclosure Schedule, Fullerton Federal does not own any equity interest, directly or indirectly, in any other company or control any other company, except for equity interests held in the investment portfolio of Fullerton Federal, equity interests held by Fullerton Federal in a fiduciary capacity and equity interests held in connection with the mortgage, home equity and other loan activities of Fullerton Federal. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Fullerton Federal with respect to any other company’s capital stock. Except as disclosed in the Fullerton Federal Disclosure Schedule, Fullerton Federal is not a party to any transaction with any member of the Fullerton Federal Board of Directors or any officer of Fullerton Federal. Any and all such transactions set forth in the Fullerton Federal Disclosure Schedule comply with applicable banking regulations.

3.03 Authority: No Violation.

(a) Authority. Fullerton Federal has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and by the Plan of Conversion. The execution and delivery of this Agreement by Fullerton Federal and the consummation by Fullerton Federal of the transactions contemplated hereby and by the Plan of Conversion have been duly and validly approved by the Board of Directors of Fullerton Federal and no other corporate proceedings on the part of Fullerton Federal are necessary for the due authorization of the Agreement and the consummation of the transactions contemplated hereby and by the Plan of Conversion. Subject to receipt of all required approvals of Regulatory Authorities, this Agreement constitutes the valid and binding obligation of Fullerton Federal, enforceable against Fullerton Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) No Conflict or Breach. Except as disclosed in the Fullerton Federal Disclosure Schedule, neither the execution and delivery of this Agreement by Fullerton Federal nor the consummation of the transactions contemplated hereby and by the Plan of Conversion, will (i) conflict with or result in a breach of any provision of the Charter or Bylaws of Fullerton Federal, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fullerton Federal or to any of their properties or assets or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Fullerton Federal under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Fullerton Federal is a party or by which Fullerton Federal or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under this clause (iii) none of which, either individually or in the aggregate, will have a Material Adverse Effect on Fullerton Federal and its Subsidiary, taken as a whole.

3.04 Consents and Approvals. No consents or approvals of, notices to, exemptions or waivers by, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with execution, delivery and performance of this Agreement by Fullerton Federal and the consummation by Fullerton Federal of the transactions contemplated hereby and by the Plan of Conversion, except for (i) the filing of the required Applications with and the approval or non-objection of the OTS; (ii) the filing with the SEC of a Registration Statement, of which the Proxy Statement/Prospectus that is to be mailed to eligible Members of Fullerton Federal is a part, registering the Fairmount Common Stock to be issued in connection with this Agreement and the transactions contemplated hereby; (iii) the adoption of the Plan of Conversion by the requisite vote of the Members of Fullerton Federal; (iv) the filing of the Articles of Combination with the OTS; and (v) such other filings, authorizations and approvals as may be set forth in the Fullerton Federal Disclosure Schedule.

3.05 Regulatory Reports and Financial Statements.

(a) Fullerton Federal Regulatory Reports. Fullerton Federal has previously delivered, and, as soon as available, will deliver to Fairmount the Fullerton Federal Regulatory Reports set forth in the Fullerton Federal Disclosure Schedule. The Fullerton Federal Regulatory Reports have been, and will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such reports, and fairly present, and will fairly present, the financial position, results of operations and changes in retained earnings of Fullerton Federal as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes to generally accepted accounting principles). All Fullerton Federal Regulatory Reports are, and will be, true and correct in all material respects and were, or will be, filed on a timely basis.

(b) Fullerton Federal Financials. Set forth in the Fullerton Federal Disclosure Schedule are the balance sheets of Fullerton Federal as of December 31, 2009 and 2010 and statements of income for Fullerton Federal for each of the three years in the period ended December 31, 2010 which management believes have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented therein. The quarterly Thrift Financial Reports of Fullerton Federal, and any other form of quarterly report, are true and correct in all material respects and accurately reflect the financial condition of Fullerton Federal.

(c) No Undisclosed Liabilities. At the date of any balance sheet included or to be included in the Fullerton Federal Regulatory Reports, Fullerton Federal did not have, and will not have, any liabilities or obligations which are not reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are disclosed in the Fullerton Federal Disclosure Schedule.

3.06 Taxes. All federal, state, local and foreign Tax Returns and estimates required to be filed by or on behalf of Fullerton Federal have been, or will be, timely filed or requests for extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes shown or required to be shown on Tax Returns filed or required to be filed (as determined without regard to extensions) by or on behalf of Fullerton Federal have been, or will be, timely paid in full or adequate provision has been made for any such Taxes. There is no audit examination, deficiency or refund litigation with respect to any Taxes of Fullerton Federal that could result in a determination that would have a Material Adverse Effect on Fullerton Federal. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such Taxes. Fullerton Federal has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Taxes due that is currently in effect.

3.07 No Material Adverse Effect. Since December 31, 2010, except as disclosed in the Fullerton Federal Disclosure Schedule, Fullerton Federal has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, business or results of operations of Fullerton Federal, which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Fullerton Federal and its Subsidiary, taken as a whole.

3.08 Anti-takeover Provisions. Except as provided by 12 CFR 563b.525, there are no anti-takeover provisions in the Fullerton Federal Charter or Bylaws, OTS rules and regulations, or other applicable federal or state laws, rules or regulations that will apply to or otherwise adversely affect this Agreement or the transactions contemplated herein.

3.09 Contracts.

(a) General. Except as disclosed in the Fullerton Federal Disclosure Schedule, or as otherwise specified herein, Fullerton Federal is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any officer, director or employee of Fullerton Federal, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or similar arrangements for or with the officers, directors or employees of Fullerton Federal; (iii) any collective bargaining with any labor union relating to employees of Fullerton Federal; (iv) any indebtedness disclosed in the Fullerton Federal Disclosure Schedule, any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Fullerton Federal is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Fairmount, the Bank or Fullerton Federal; (v) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefore as a result of the application of IRC Section 280G; (vi) any contract, plan, arrangement or instrument that is material to the financial condition, results of operations, business or prospects of Fullerton Federal; (vii) any agreement containing covenants that limit the ability of Fullerton Federal to engage in any particular line of business or to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Fullerton Federal may carry on its business (other than as may be required by law or any regulatory agency); or (viii) any contract or agreement, or amendment thereto, that would be required to be filed as an exhibit to a Fullerton Federal Regulatory Report that has not been filed as an exhibit thereto. Copies of all documents set forth in the Fullerton Federal Disclosure Schedule have been delivered to Fairmount as provided herein.

(b) No Breach or Default. All the contracts, plans, arrangements and instruments identified in the Fullerton Federal Disclosure Schedule are duly and validly executed and delivered by Fullerton Federal and, to the knowledge of Fullerton Federal, duly executed and delivered by the other parties thereto, and Fullerton Federal has not breached any provision of, or defaulted in any respect under any term of, any such contract, plan, arrangement or instrument, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as otherwise described in the Fullerton Federal Disclosure Schedule, no plan, employment agreement, severance agreement or similar agreement or arrangement to which Fullerton Federal is a party or under which they may be liable (i) contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder; (ii) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control of Fullerton Federal or (iii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G.

3.10 Ownership of Property; Insurance Coverage.

(a) Title to Assets. Fullerton Federal has, and will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by it or used by it in the conduct of its business, whether real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Fullerton Federal Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Fullerton Federal Disclosure Schedule and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Fullerton Federal, as lessee, has the right under leases of properties (whether real or personal) used by it in the conduct of its businesses to occupy and/or use such properties occupied and/or used by it.

(b) Insurance. Fullerton Federal is presently insured for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The insurance policies and bonds maintained by Fullerton Federal are in full force and effect, Fullerton Federal is not in default thereunder. All material claims thereunder have been filed in due and timely fashion. In the best judgment of Fullerton Federal management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date thereof. A description of all currently maintained insurance is set forth in the Fullerton Federal Disclosure Schedule. Fullerton Federal has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with report to such insurance will be substantially increased.

3.11 Legal Proceedings. Except as disclosed in the Fullerton Federal Disclosure Schedule, Fullerton Federal is not a party to, and there are not pending, or, to its knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Fullerton Federal or its officers and directors; (ii) to which Fullerton Federal’s assets are subject; (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or (iv) that could adversely affect the ability of Fullerton Federal to perform its obligations under this Agreement, except for any proceedings, claims actions, investigations or inquiries which, individually or in the aggregate, could not be reasonably expected to have Material Adverse Effect on Fullerton Federal and its Subsidiary, taken as a whole. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Fullerton Federal or its assets, which has had, or could reasonably be expected to have, a Material Adverse Effect on Fullerton Federal and its Subsidiary, taken as a whole. No director or officer of Fullerton Federal currently is being indemnified or seeking to be indemnified by Fullerton Federal pursuant to applicable law or its governing documents.

3.12 Compliance with Applicable Law.

(a) General. Fullerton Federal holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to it, other than where such failure to hold or failure to comply would neither result in a limitation in any material respect on the conduct of Fullerton Federal’s business nor otherwise have a Material Adverse Effect on Fullerton Federal and its Subsidiary, taken as a whole. All of such licenses, franchises, permits and authorizations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the best of Fullerton Federal’s knowledge, threatened.

(b) No Notices. Except as disclosed in the Fullerton Federal Disclosure Schedule, Fullerton Federal has not received any notification or communication from any Regulatory Authority (i) asserting that it is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which noncompliance has or could reasonably be expected to have a Material Adverse Effect on Fullerton Federal and its Subsidiary, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to it, (iii) requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit in any manner its operations or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner its operations (any such notice, communication, memorandum, agreement or order described in this sentence shall be referred to herein as a “Regulatory Agreement”). Except as disclosed in the Fullerton Federal Disclosure Schedule, Fullerton Federal has not consented to or entered into any Regulatory Agreement.

3.13 Benefit Plans. Fullerton Federal has previously delivered to Fairmount true and complete copies of all employee pension benefit plans, profit sharing plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans, policies, agreements and arrangements, all of which are set forth in the Fullerton Federal Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Fullerton Federal. Neither Fullerton Federal nor any pension plan maintained by Fullerton Federal has incurred, directly or indirectly, any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each of such plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Fullerton Federal has not incurred nor is it subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All “employee benefit plans,” as defined in ERISA Section 3(3), comply in all material respects with ERISA and the IRC. Except as disclosed in the Fullerton Federal Disclosure Schedule, Fullerton Federal does not have any material liability under any such plan. To the best knowledge of Fullerton Federal, except as disclosed in the Fullerton Federal Disclosure Schedule, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408) has occurred with respect to any employee benefit plan maintained by Fullerton Federal that would be taxed under IRC Section 4975. Fullerton Federal provides continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

3.14 Brokers and Finders. Except as disclosed in the Fullerton Federal Disclosure Schedule, neither Fullerton Federal nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor, or incurred any liability for any fee or commission to any such person, in connection with the transactions contemplated by this Agreement.

3.15 Environmental Matters. Except as disclosed in the Fullerton Federal Disclosure Schedule, Fullerton Federal is not in violation of any Environmental Law at any properties it owns or operates (a “Violation”), and no properties owned or operated by Fullerton Federal, for which Fullerton Federal could be subject to any liability under any Environmental Law, are in or contain such condition or conditions, including the presence of any Hazardous Materials thereon, thereat or thereunder, that would constitute a basis of liability under any Environmental Law (a “Condition”), except for Violations or Conditions that, individually or in the aggregate, would not have a Material Adverse Effect on Fullerton Federal and its Subsidiary, taken as a whole. Except as disclosed in the Fullerton Federal Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending or, to the best of Fullerton Federal’s knowledge, threatened relating to any actual or potential Condition or Violation.

3.16 Business of Fullerton Federal. Except as disclosed in the Fullerton Federal Disclosure Schedule, since December 31, 2010, Fullerton Federal has conducted its business only in the ordinary course and has not taken any action that would otherwise be prohibited by the provisions of Section 5.01 hereof.

3.17 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Fullerton Federal Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Fullerton Federal Regulatory Reports are, and will be, adequate in accordance with the requirements of GAAP, and no Regulatory Authority has required or requested Fullerton Federal to increase any allowance for loan losses. Fullerton Federal has disclosed to Fairmount in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Fullerton Federal that have been classified as “Other Loans Specifically Monitored”, “Special Mention”, “Substandard”, “Doubtful , “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans” or words of similar import, and Fullerton Federal shall, promptly after the end of any month between the date hereof and the Closing Date, inform Fairmount of any additional loans so classified at any time after the date hereof. The “Real Estate Owned” included in any nonperforming assets of Fullerton Federal is carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

3.18 Information to be Supplied. The information supplied, or to be supplied, by Fullerton Federal for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

3.19 Reorganization. As of the date hereof, Fullerton Federal is aware of no reason why the Conversion Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

3.20 Representations True and Correct. No representations made by Fullerton Federal in this Agreement or in the Fullerton Federal Disclosure Schedule contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading. None of the information contained in the Fullerton Federal Financials, the Fullerton Federal Regulatory Reports or any other documents or reports provided by or for Fullerton Federal to Fairmount contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

3.21 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus is mailed to eligible Members of Fullerton Federal and at all times subsequent to such mailing, up to and including the time of completion of the sale of Fairmount Common Stock to be sold in the Conversion Merger, such Proxy Statement/Prospectus (including any supplements thereto), with respect to all information relating to Fullerton Federal, will: (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the applicable rules and regulations of the OTS, to the extent not waived; and (b) not contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to such matters that has become false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FAIRMOUNT AND THE BANK

Fairmount and the Bank hereby represent and warrant to Fullerton Federal that, except as set forth in the Fairmount Disclosure Schedule, which has previously been delivered to Fullerton Federal:

4.01 Organization.

(a) General. Fairmount is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Fairmount has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Fairmount is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on Fairmount and its Subsidiary, taken as a whole.

(b) Capitalization. The authorized capital stock of Fairmount consists of 4,000,000 shares of Fairmount Common Stock and 1,000,000 shares of Fairmount preferred stock, par value $.01 per share. As of the date hereof, 444,038 shares of Fairmount Common Stock are issued and outstanding, and no shares of Fairmount Preferred Stock have been issued. All outstanding shares of Fairmount Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Fairmount Common Stock have been issued in violation of the preemptive rights of any person, firm or entity. The shares of Fairmount Common Stock to be offered to qualifying Members of Fullerton Federal pursuant to this Agreement in connection with the Conversion Merger have been duly authorized and at the Merger Effective Time, the shares of Fairmount Common Stock issued to such Members will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person.

(c) The Bank. The Fairmount Disclosure Schedule lists the Bank as the sole subsidiary of Fairmount. The Bank is duly organized, validly existing and in good standing as a federal stock savings association under the laws of the United States. The Bank has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. The Bank is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on Fairmount and the Bank, taken as a whole.

(d) Deposit Insurance. The deposits of the Bank are insured by the FDIC to the maximum extent provided by law.

4.02 Authority: No Violation.

(a) Authority. Each of Fairmount and the Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and by the Plan of Conversion. The execution and delivery of this Agreement by each of Fairmount and the Bank and the consummation by them of the transactions contemplated hereby and by the Plan of Conversion have been duly and validly approved by the Boards of Directors of Fairmount and the Bank and no other corporate proceedings on the part of Fairmount or the Bank are necessary for the due authorization of the Agreement and the consummation of the transactions contemplated hereby and by the Plan of Conversion. Subject to receipt of all required approvals of Regulatory Authorities, this Agreement constitutes the valid and binding obligation of Fairmount and the Bank, enforceable against Fairmount and the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) No Conflict or Breach. Neither the execution and delivery of this Agreement by Fairmount and the Bank nor the consummation of the transactions contemplated hereby and by the Plan of Conversion, will (i) violate, conflict with or result in a breach of an provision of the Articles of Incorporation or Bylaws of Fairmount or the Articles of Incorporation, Articles of Association, Charter or other organizing document or Bylaws of any Fairmount Subsidiary, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fairmount or any Fairmount Subsidiary or to any of their properties or assets or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Fairmount or any Fairmount Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Fairmount or the Fairmount Subsidiary is a party or by which Fairmount or the Fairmount Subsidiary or any of their properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under this clause (iii) none of which, either individually or in the aggregate, will have a Material Adverse Effect on Fairmount and the Fairmount Subsidiary, taken as a whole, or Fairmount’s ability to perform any of its obligations under this Agreement.

4.03 Financial Statements.

(a) Fairmount Financials. Fairmount has previously delivered to Fullerton Federal the Fairmount Financials set forth in the Fairmount Disclosure Schedule. As soon as available, Fairmount will furnish Fullerton Federal with the Fairmount Financials for the fiscal years and/or calendar quarters ending after the date hereof. The annual financial statements of Fairmount have been, and will be, prepared in accordance with GAAP applied on a consistent basis throughout the period covered by such statements. The quarterly financial statements of Fairmount are true and correct in all material respects and accurately reflect the financial condition of Fairmount. The Fairmount Financials fairly present, or will fairly present, the financial position, results of operations and cash flows of Fairmount as of and for the periods ending on the dates thereof. As of the dates of the Fairmount Financials referred to above, Fairmount did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Fairmount financial statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Fullerton Federal. Since December 31, 2010, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Fairmount and the Fairmount Subsidiary, taken as a whole.

(b) No Undisclosed Liabilities. At the date of any balance sheet included or to be included in the Fairmount Financials, Fairmount did not have, and will not have, any liabilities or obligations which are not reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are disclosed in the Fairmount Disclosure Schedule.

4.04 Taxes. All federal, state, local and foreign Tax Returns and estimates required to be filed by or on behalf of Fairmount have been, or will be, timely filed or requests for extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes shown or required to be shown on Tax Returns filed or required to be filed (as determined without regard to extensions) by or on behalf of Fairmount have been, or will be, timely paid in full or adequate provision has been made for any such Taxes in the Fairmount Financial Statements. There is no audit examination, deficiency or refund litigation with respect to any Taxes of Fairmount that could result in a determination that would have a Material Adverse Effect on Fairmount and the Fairmount Subsidiary, taken as a whole. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such Taxes in the Fairmount Financial Statements. Fairmount has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Taxes due that is currently in effect.

4.05 SEC Reporting Obligations. Since December 31, 2009, Fairmount has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC. As of their respective dates, each of such reports and statements, as amended, were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and none of the information contained in such reports and statements was false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

4.06 Consents and Approvals. No consents or approvals of, notices to, exemptions or waivers by, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution, delivery and performance of this Agreement by Fairmount and the consummation by Fairmount of the transactions contemplated hereby and by the Plan of Conversion, except for (i) the filing of the required Applications with and the approval or non-objection of the OTS; (ii) the filing with the SEC of a Registration Statement registering the Fairmount Common Stock to be issued and sold in connection with this Agreement and the transactions contemplated hereby; (iii) any approvals under the securities or blue sky laws of the various states; (iv) the adoption of this Agreement by the sole stockholder of the Bank; (v) the filing of the Articles of Combination with the OTS; and (vi) such other filings, authorizations and approvals as may be set forth in the Fairmount Disclosure Schedule.

4.07 Legal Proceedings. Except as disclosed in the Fairmount Disclosure Schedule, neither Fairmount nor any Fairmount Subsidiary is a party to, and there are not pending, or, to their knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Fairmount or any Fairmount Subsidiary or their officers and directors; (ii) to which Fairmount’s or any Fairmount Subsidiary’s assets are subject; (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or (iv) which could adversely affect the ability of Fairmount to perform its obligations under this Agreement, except for any proceedings, claims, actions, investigations or inquiries which, individually or in the aggregate, could not be reasonably expected to have Material Adverse Effect on Fairmount and the Fairmount Subsidiary, taken as a whole. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Fairmount, its Subsidiary or the assets of Fairmount or its Subsidiary, which has had, or could reasonably be expected to have, a Material Adverse Effect on Fairmount or the Fairmount Subsidiary. No director or officer of Fairmount or its Subsidiary currently is being indemnified or seeking to be indemnified by Fairmount or its Subsidiary pursuant to applicable law or their governing documents.

4.08 Insurance. Fairmount is presently insured for reasonable amounts with financially sound and reputable insurance against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All the insurance policies and bonds maintained by Fairmount are in full force and effect, Fairmount is not in default thereunder, and all material claims thereunder have been filed in due and timely fashion. In the best judgment of Fairmount management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date thereof. A description of all currently maintained insurance is set forth in the Fairmount Disclosure Schedule. Fairmount has not received notice from carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium cost of such insurance will be substantially increased.

4.09 Compliance with Applicable Law.

(a) General. Fairmount holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to it, other than where such failure to hold or failure to comply would neither result in a limitation in any material respect on the conduct of Fairmount’s business nor otherwise have a Material Adverse Effect on Fairmount and its Subsidiary, taken as a whole. All of such licenses, franchises, permits and authorizations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the best of Fairmount’s knowledge, threatened.

(b) No Notices. Except as disclosed in the Fairmount Disclosure Schedule, Fairmount has not received any notification or communication from any Regulatory Authority (i) asserting that it is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which noncompliance has or could reasonably be expected to have a Material Adverse Effect on Fairmount and its Subsidiary, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to it, (iii) requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit in any manner its operations or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner its operations. Except as disclosed in the Fairmount Disclosure Schedule, Fairmount has not consented to or entered into any Regulatory Agreement.

4.10 Environmental Matters. Except as disclosed in the Fairmount Disclosure Schedule, Fairmount is not in violation of any Environmental Law at any properties it owns or operates (a “Violation”), and no properties owned or operated by Fairmount for which Fairmount could be subject to any liability under any Environmental Law, are in or contain such condition or conditions, including the presence of any Hazardous Materials thereon, thereat or thereunder, that would constitute a basis of liability under any Environmental Law, (a “Condition”), except for Violations or Conditions that, individually or in the aggregate, would not have a Material Adverse Effect on Fairmount and its Subsidiary, taken as a whole. Except as disclosed in the Fairmount Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending or, to the best of Fairmount’s knowledge, threatened relating to any actual or potential Condition or Violation.

4.11 Information to be Supplied. The information supplied, or to be supplied, by Fairmount for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

4.12 Representations True and Correct. No representations made by Fairmount and the Bank in this Agreement or in the Fairmount Disclosure Schedule contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading. None of the information contained in any documents or reports provided by or for Fairmount and the Bank to Fullerton Federal contains any untrue statements of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

4.13 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus is mailed to eligible Members of Fullerton Federal and at all times subsequent to such mailing, up to and including the time of completion of the sale of Fairmount Common Stock to be sold in the Conversion Merger, such Proxy Statement/Prospectus (including any supplements thereto), with respect to all information relating specifically to Fairmount or the Bank, will: (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the applicable rules and regulations of the OTS; and (b) not contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to such matters that has become false or misleading.

ARTICLE V

COVENANTS OF THE PARTIES

5.01 Conduct of Fullerton Federal’s Business.

(a) Ordinary Course. From the date of this Agreement to the Closing Date, Fullerton Federal will conduct its business and engage in transactions only in the ordinary course of business and consistent with past practice, except as otherwise required by this Agreement or with the prior written consent of Fairmount, which consent shall not be unreasonably withheld. Fullerton Federal will use its best efforts to (i) maintain and preserve intact its business organization, properties, assets, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (ii) take no action that would adversely affect or delay the ability of Fullerton Federal, Fairmount or the Bank to obtain any necessary approvals, consents or waivers of the Regulatory Authorities required for the transactions contemplated hereby and by the Plan of Conversion or to perform its covenants and agreements on a timely basis under this Agreement and the Plan of Conversion; and (iii) take no action that is reasonably likely to have a Material Adverse Effect on Fullerton Federal. Without limiting the foregoing, from the date of this Agreement to the Closing Date, except as otherwise consented to or approved by Fairmount in writing or as permitted or required by this Agreement or the Plan of Conversion, Fullerton Federal will not:

(i) Compensation. Grant any severance or termination pay to (other than pursuant to the existing plans and policies of Fullerton Federal disclosed in Section 3.09(a) or 3.13 of the Fullerton Federal Disclosure Schedule or pursuant to Section 5.05(a)), or enter into or amend any employment or severance agreement with, any employee, officer or director of Fullerton Federal, or increase the rate of compensation of the directors, officers and employees of Fullerton Federal;

(ii) Extraordinary Transactions. Merge or consolidate with any other corporation or other entity, sell or lease all or any substantial portion of the assets or business of Fullerton Federal, make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between Fullerton Federal and any other person, enter into a purchase and assumption transactions with respect to deposits and liabilities, permit the revocation or surrender by Fullerton Federal of its certificate of authority to maintain, to file an application for the relocation of, its existing offices or file an application for a certificate of authority to establish a new branch office;

(iii) Liens, Indebtedness and Other Matters. Sell or otherwise dispose of any asset of Fullerton Federal other than in the ordinary course of business consistent with past practice, subject any asset of Fullerton Federal to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, transactions in

“federal funds” and any lien, pledge, security interest or other encumbrance incurred in the ordinary course of business consistent with past practice which does not have or could not reasonably be expected have a Material Adverse Effect on Fullerton Federal), modify in any material respect the manner in which Fullerton Federal has heretofore conflicted its business, enter into any new line of business or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(iv) Representations and Warranties. Take any action which would result in any of the representations and warranties of Fullerton Federal set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied;

(v) Accounting Matters. Change any method, practice or principle of accounting, or change any assumption method of calculation of, depreciation of any type of asset or establishment of any reserve or increase the provision loan losses;

(vi) Modification of Agreements. Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which Fullerton Federal is a party, other than in the ordinary course of business, consistent with past practice;

(vii) Employee Benefits Plans. Except as provided by Section 5.05, implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law or to the extent such amendments do not result in an increase in cost;

(viii) Amendment of Organizational Documents. Amend the Charter or Bylaws of Fullerton Federal except as may be required to effect the Conversion Merger;

(ix) Affiliate Transactions. Engage in any transaction with an affiliate, within the meaning of Sections 23A and 23B of the Federal Reserve Act and the OTS regulations thereunder; or

(x) Change in Policies. Change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law or regulations.

(b) Specific Prohibitions. For purposes of this Section 5.01, it shall not be considered in the ordinary course of business for Fullerton Federal or the Subsidiary to do any of the following: (i) make any capital expenditure of $5,000 or more not disclosed in Section 5.01(b) of the Fullerton Federal Disclosure Schedule without the prior written consent of Fairmount, which consent shall not be unreasonably withheld; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $25,000, other than pledges of assets to secure government deposits, sales of assets received in satisfaction of debts previously contracted in the normal course of business or issuance of loans; (iii) make any transaction in securities or repurchase agreements or make any other investment in excess of $25,000; (iv) undertake or enter into any lease, contract or other commitment for its account involving payment of more than $10,000 annually, or containing a material financial commitment and extending beyond six months from the date hereof, other than in the normal course of providing credit to customers as part of its banking business, and agreements for professional services incurred in connection with the transactions contemplated by this Agreement; (v) invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds; or (vi) originate or acquire any loans or extensions of credit in excess of $100,000 except for any lending commitments outstanding on the date hereof.

5.02 Access: Confidentiality.

(a) Reasonable Access. From the date of this Agreement through the Closing Date, Fullerton Federal, on one hand, and Fairmount and the Bank, on the other hand, shall each afford to the other party and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours following reasonable notice; and the officers of Fullerton Federal or Fairmount and the Bank, as the case may be, will furnish any party making such investigation with such financial and operating data and other information with respect to their respective businesses, properties, assets, books and records and personnel as the party making such investigation shall from time to time reasonably request. Neither Fullerton Federal, on one hand, nor Fairmount and the

Bank, on the other hand, shall be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the proceeding sentence apply.

(b) Conduct of Investigation. Fairmount, the Bank and Fullerton Federal agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the parties hereto.

(c) Confidentiality. All information furnished pursuant to this Agreement by each of Fullerton Federal, Fairmount or the Bank to the other shall be treated as the sole property of the furnishing party. If the transactions contemplated by this Agreement shall not be consummated, each party will, and will cause its agents to, return all documents, records or other materials containing, reflecting, referring to or prepared on the basis of such information to be kept confidential, except to the extent such information becomes public through no fault of Fairmount, the Bank or Fullerton Federal, as the case may be, or any of their representatives or agents and except to the extent disclosure of any such information is legally required. Each party shall give prompt prior notice to the other of any contemplated disclosure where such disclosure is legally required.

5.03 Regulatory Matters and Consents.

(a) Applications. Fairmount, the Bank and Fullerton Federal will promptly prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

(b) Required Information. Each of Fairmount and the Bank, on one hand, and Fullerton Federal, on the other hand, will furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing made by or on behalf of either party to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

(c) Communications. Fairmount and the Bank, on one hand, and Fullerton Federal, on the other hand, will each promptly furnish the other with copies of written communications addressed to, or received by it from any Regulatory Authority in connection with the transactions contemplated hereby.

(d) Cooperation. Fairmount and the Bank, on one hand, and Fullerton Federal, on the other hand, will cooperate with each other in the preparation of all information and materials reasonably requested by the other party or necessary to effectuate the Conversion Merger, including: (i) the preparation and mailing of proxy materials and stock offering materials to the Members of Fullerton Federal and others upon receipt of required regulatory approvals; (ii) the filing of all Applications and other required or reasonably requested materials with the Regulatory Authorities such Applications to be filed within 30 days of the date hereof; (iii) the taking of all actions reasonably necessary to obtain all required regulatory approvals; and (iv) with respect to Fairmount and the Bank, if necessary, obtaining a comfort letter from its accounting firm for use in connection with the Conversion Merger.

5.04 Taking of Necessary Actions. Subject to the terms and conditions herein provided, and in addition to any specific agreements contained herein, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement upon all of the terms and conditions set forth herein.

5.05 Employment Issues and Related Matters. Fairmount hereby agrees that:

(a) Employees. Prior to the Closing Date, the Bank will notify Fullerton Federal’s employees of any offers for positions with the Bank. Any of the Fullerton Federal employees as of the Closing Date who are not retained by the Bank after the Closing Date or who accept employment with the Bank following the Closing Date, and are subsequently terminated by the Bank without cause within six months of the Closing Date, shall receive severance pay in the amount set forth in the Fullerton Federal Disclosure Schedule. Employees of Fullerton Federal who are employed by the Bank following the Closing Date shall continue to be employees “at will.” Fullerton Federal employees who become full time (other than those designated as temporary) employees of the Bank will be eligible to participate in the same benefit plans and compensatory programs that are generally afforded to other employees of the Bank who hold similar positions, subject to the terms and conditions under which those plans and programs are made available to employees of the Bank; provided, however, that employment with Fullerton Federal shall be treated as employment with the Bank for purposes of determining eligibility and vesting (but not benefit accrual) under all benefit plans and programs.

(b) Indemnification. From and after the Closing Date, Fairmount shall indemnify and hold harmless each present and former director, officer and employee of Fullerton Federal determined as of the Closing Date (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (collectively, “Claims”), to the fullest extent to which such Indemnified Parties were entitled under OTS regulations and the Charter and Bylaws of Fullerton Federal as in effect on the date hereof, except for Claims resulting from or arising out of the Indemnified Parties’ gross negligence, wrongful misconduct, fraud or intentional acts; provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

Any Indemnified Party wishing to claim indemnification under this Section 5.05(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Fairmount, but the failure to so notify shall not relieve Fairmount of any liability it may have to such Indemnified Party if such failure does not materially prejudice Fairmount. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) Fairmount shall have the right to assume the defense thereof and Fairmount shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Fairmount elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Fairmount and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Fairmount, and Fairmount shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Fairmount shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

In the event that Fairmount or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.05(b), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

(c) Insurance. Prior to the Closing Date, Fullerton Federal may acquire a directors’ and officers’ liability insurance policy covering the Indemnified Parties Costs in connection with any Claims for a period of three (3) years after the Closing Date at an annual premium no greater than $10,000.

(d) Election of Director. Following the date of this Agreement, Fairmount and the Bank shall take all action necessary to (a) cause each of their boards of directors to be increased by one member, effective immediately after the Merger Effective Time, and (b) elect Mr. Edgar F. Lassahn, Jr. as a director of each of Fairmount and the Bank in the class of directors whose terms expire at the 2013 annual meeting of stockholders of Fairmount and the 2013 annual meeting of the sole stockholder of the Bank, respectively.

(e) Advisory Board. The Bank shall, effective as of the Closing Date, cause each director of Fullerton Federal other than Mr. Lassahn, if such persons are willing to serve, to be elected or appointed as members of an Advisory Board to the Bank (the “Bank Advisory Board”) to be established by the Bank, the function of which shall be to assist the Bank to maintain current Fullerton Federal customer relationships. The Bank Advisory Bard will be maintained for a period of one year and shall meet on a quarterly basis. Each member of the Bank Advisory Board shall receive a fee of $300 for each quarterly meeting attended.

(f) Consulting Arrangement. Fairmount has entered into a one-year consulting agreement with Mr. Charles N. Dontell concurrently with this Agreement, to be effective on January 1, 2012. In consideration of the consulting services to be provided under such agreement, the Bank will pay Mr. Dontell $55,000 on January 2, 2012 and $55,000 on January 2, 2013.

(g) Retirement Plans or Arrangements. If requested by Fairmount, Fullerton Federal agrees to terminate, as of the Closing Date, any of the retirement plans or arrangements which have been disclosed in the Fullerton Federal Disclosure Schedule. As soon as practicable after the execution of this Agreement, the parties will take such action in a manner reasonably acceptable to the Fairmount to provide that such plans or arrangements will terminate after satisfaction of the terms and conditions of this Agreement upon the Closing Date.

5.06 No Solicitation. Fullerton Federal shall not nor shall it permit any officer, director or employee of Fullerton Federal, or any investment banker, attorney, accountant or other representative retained by Fullerton Federal to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond favorably to requests for information, inquiries, or other communications from any person other than Fairmount concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of Fullerton Federal, or any assets or business of Fullerton Federal, except that Fullerton Federal’s officers and directors may respond to inquiries from depositors and Regulatory Authorities in the ordinary course of business.

5.07 Disclosure Obligations. Fairmount and Fullerton Federal shall each promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. Fairmount and Fullerton Federal shall each update any schedule provided pursuant to this Agreement as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed on such schedule. The delivery of such additional schedules by a party shall not relieve such party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Sections 6.01 and 6.02 hereof, as the case may be.

5.08 Reorganization. Neither Fairmount, the Bank nor Fullerton Federal shall knowingly take any action that would, or is reasonably likely to, prevent or impede the Conversion Merger from qualifying as a reorganization under Section 368(a) of the IRC or to cause the loss of any Fullerton Federal net operating losses that may be carried forward.

5.09 Fullerton Federal Undertakings. Fullerton Federal shall:

(a) Mutual-to-Stock Conversion. Take all actions necessary with the appropriate Regulatory Authorities and otherwise use its best efforts to cause the conversion of Fullerton Federal from a federally-chartered mutual savings association to a federally-chartered stock savings association;

(b) Delivery of Financial Statements. Deliver to Fairmount, as soon as practicable after the end of each fiscal year and/or calendar quarter the applicable Quarterly Thrift Financial Report, which Quarterly Thrift Financial Report shall fairly reflect Fullerton Federal’s financial condition and results of operations for the period presented; and

(c) Taxes. File all federal, state, and local tax returns required to be filed by Fullerton Federal on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such return on or before the date such payment is due.

5.10 Public Announcements. Fairmount and Fullerton Federal shall mutually agree upon the form and substance of any press release related to this Agreement and the transactions contemplated hereby and upon the form and substances of other public disclosures related thereto, including without limitation, communications to Fullerton Federal depositors, Fullerton Federal internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure that is required by law or that its counsel deems necessary.

ARTICLE VI

CONDITIONS

6.01 Conditions to Fullerton Federal’s Obligations under this Agreement. The obligations of Fullerton Federal hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Fullerton Federal pursuant to Section 8.03 hereof.

(a) Representations, Warranties and Covenants. The obligations of Fairmount and the Bank required by this Agreement to be performed by Fairmount or the Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects, except where the failure to perform or comply with such obligations would not, individually or in the aggregate, constitute Material Adverse Effect on Fairmount and the Fairmount Subsidiary, taken as a whole, and the representations and warranties of Fairmount and the Bank set forth in this Agreement shall be true and correct as of the date of this Agreement, and (except as to any representation or warranty that specifically relates to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to representations, warranties or covenants where the facts that cause the failure of any representations, warranties or covenants to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on Fairmount and the Fairmount Subsidiary, taken as a whole.

(b) Approval by Members. The Plan of Conversion shall have been duly approved by the affirmative vote of the Members of Fullerton Federal in accordance with applicable OTS regulations.

(c) Approvals of Regulatory Authorities. All approvals of Regulatory Authorities required in connection with the transactions contemplated hereby shall have been received, including, without limitation, the approvals of the Regulatory Authorities referred to in Section 3.04 hereof, which approvals, in the good faith judgment of Fullerton Federal’s Board of Directors, shall not impose any condition or requirement that would, directly or indirectly, materially adversely affect the terms of the Conversion Merger as they relate to Fullerton Federal, its directors or employees; and all notice and waiting periods required thereunder shall have expired or been terminated.

(d) No Litigation or Injunction. There shall be no suit, action, or other proceeding initiated by any governmental agency seeking to enjoin or prohibit the consummation of the transactions contemplated hereby. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby.

(e) No Material Adverse Change. There shall not have occurred any Material Adverse Effect with respect to Fairmount and the Bank, taken as a whole, since December 31, 2010.

(f) Officer’s Certificate. Fairmount shall have delivered to Fullerton Federal a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a)-(e) of this Section 6.01 have been satisfied, to the best knowledge of the officer executing the same.

6.02 Conditions to Fairmount’s Obligations under this Agreement. The obligations of Fairmount hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Fairmount pursuant to Section 8.03 hereof.

(a) Representations, Warranties and Covenants. The obligations of Fullerton Federal required by this Agreement to be performed by Fullerton Federal at or prior to the Closing Date shall have been duly performed and complied with in all material respects, except where the failure to perform or comply with such obligations would not, individually or in the aggregate, constitute a Material Adverse Effect on Fullerton Federal and the representations and warranties of Fullerton Federal set forth in this Agreement shall be true and correct as of the date of this Agreement, and (except as to any representation or warranty that specifically relates to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to warranties or covenants where the facts that cause the failure of any representations, warranties or covenants to be so true and not, either individually or in the aggregate, constitute a Material Adverse Effect on Fullerton Federal and the Fullerton Federal Subsidiary, taken as a whole.

(b) Approval by Members. The Plan of Conversion shall have been duly approved by the affirmative Members of Fullerton Federal in accordance with applicable OTS regulations.

(c) Approvals of Regulatory Authorities. All approvals of Regulatory Authorities required in connection with the transactions contemplated hereby shall have been received, including, without limitation, the approvals of the Regulatory Authorities referred to in Section 4.06 hereof, which approvals, in the good faith judgment of Fairmount’s Board of Directors, shall not impose (i) any term or condition that could reasonably be expected to have a Material Adverse Effect on Fairmount and the Fairmount Subsidiary, taken as a whole or (ii) any condition or requirement that would, directly or indirectly, materially impair the value of Fullerton Federal to Fairmount and all notice and waiting periods required thereunder shall have expired or been terminated.

(d) 280G Issues. Fairmount shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that Fullerton Federal shall have taken any and all reasonably necessary steps such that the Conversion Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any employment, severance or change in control agreement, benefit plans, or similar arrangements between Fullerton Federal and any officer, director, or employee thereof.

(e) No Litigation or Injunction. There shall be no suit, action, or other proceeding initiated by any governmental agency seeking to enjoin the consummation of the transactions contemplated hereby or by the Plan of Conversion. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby or by the Plan of Conversion.

(f) No Material Adverse Change. There shall not have occurred any Material Adverse Effect with respect to Fullerton Federal and the Fullerton Federal Subsidiary, taken as a whole, since December 31, 2010.

(g) Officer’s Certificate. Fullerton Federal shall have delivered to Fairmount a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president to the effect that the conditions set forth in subsections (a)-(f) of this Section 6.02 have been satisfied, to the best knowledge of the officer executing the same.

(h) Tax Opinion. Fairmount shall have received an opinion of counsel to Fairmount that the Conversion Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the IRC for federal tax income purposes.

ARTICLE VII

TERMINATION, WAIVER AND AMENDMENT

7.01 Termination. This Agreement may be terminated and the Conversion Merger abandoned on or at any time prior to the Closing Date:

(a) Mutual Consent. By the mutual written consent of the parties hereto, if the Board of Directors of each of Fullerton Federal and Fairmount so determines by vote of a majority of the members of its entire Board; or

(b) Unilateral Termination. By Fairmount or Fullerton Federal:

(i) if there shall have been any material breach of any representation, warranty, covenant or other obligation of Fairmount, on the one hand, or Fullerton Federal, on the other hand, and such breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01 unless the breach of the representation, warranty or covenant would entitle the party receiving such representation or warranty or benefited by such covenant not to consummate the transactions contemplated hereby under Section 6.01(a) (in the case of a breach of a representation or warranty or covenant by Fairmount) or Section 6.02(a) (in the case of a breach of a representation or warranty or covenant by Fullerton Federal);

(ii) if the Closing Date shall not have occurred prior to December 31, 2011, which date shall be subject to extension by mutual consent, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

(iii) if final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the Plan of Conversion and the transactions contemplated hereby and thereby, which final action (a) has become unappealable and/or (b) does not approve or objects to this Agreement (in whole or in part) or the Plan of Conversion or the transactions contemplated hereby or thereby;

(iv) if the approval of the Members of Fullerton Federal required for the consummation of the Conversion Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Members, or at any adjournment or postponement thereof;

(v) if the Plan of Conversion terminates in accordance with its terms, as set forth in Section IX thereof;

(vi) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(vii) in any event that any of the conditions precedent to the obligations of Fairmount, on the one hand, or Fullerton Federal, on the other hand, to consummate the transactions contemplated by this Agreement cannot be satisfied or fulfilled by the date specified in Section 7.01(b)(ii) (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

7.02 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02(c) and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Fairmount or Fullerton Federal to the other; provided, however, notwithstanding anything to the contrary herein, no party hereto shall be relieved or released from any liabilities or damages arising out of a willful breach of any provision contained in this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.01 Expenses. Each party will pay its own expenses in connection with the preparation of this Agreement. If the transactions contemplated by this Agreement are not consummated, each party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby including filing fees, legal fees, accounting fees and other expenses; provided, however, that in the event of a termination of this Agreement resulting from a willful breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for the other party’s expenses without prejudice to any other rights or remedies as may be available to the non-breaching party.

8.02 Non-Survival of Representations, Warranties and Covenants. All representations, warranties, agreements and covenants shall terminate on the Closing Date, except to the extent specifically provided in Sections 5.02(c), 5.05 and 8.01. No representation, warranty or covenant shall be interpreted or construed to confer rights upon any third party except the covenants of Fairmount contained in Section 5.05 hereof.

8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend, restate or supplement this Agreement; (b) extend the time for the performance of any of the obligations or other acts of either party hereto; (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing signed by duly authorized officers on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, except as provided in Section 5.05, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

8.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

8.06 Notices. All notices or other communications hereunder shall be, in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), sent by overnight national delivery service or sent by telecopy, confirmation received, addressed as follows or addressed to such other address as may be specified by any party in a notice delivered pursuant to this Section 8.06:

If to Fairmount or the Bank, to: Joseph M. Solomon President and CEO Fairmount Bancorp, Inc. 8216 Philadelphia Road Baltimore, MD 21237	If to Fullerton Federal, to: Edgar F. Lassahn, Jr. Chairman and President Fullerton Federal Savings Association 7527 Belair Road Baltimore, MD 21236

8.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one instrument.

8.09 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause continued performance of this Agreement as contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without reference to its conflicts of laws principles, and with the laws of the United States, as applicable.

IN WITNESS WHEREOF, Fairmount, the Bank and Fullerton Federal have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:

Fairmount Bancorp, Inc.

	By:	/s/ Joseph M. Solomon
Joseph M. Solomon
President and Chief Executive Officer
ATTEST:

Fairmount Bank

	By:	/s/ Joseph M. Solomon
Joseph M. Solomon
President and Chief Executive Officer
ATTEST:

Fullerton Federal Savings Association

	By:	/s/ Edgar F. Lassahn, Jr.
Edgar F. Lassahn, Jr.
Chairman and President

FULLERTON FEDERAL DISCLOSURE SCHEDULE

Section 5.05 Employment Issues and Related Matters

(a) Severance in the amounts set forth below will be paid in certain circumstances.

Employee	Amount of Severance Payment(1)
Margaret L. Jordan	$1,500.00
Linda M. Warren	$2,675.00

(1)	To be paid in a lump sum within five business days of the effective date of termination. The amounts reflected in the table are the equivalent of approximately three months (13 weeks) of Mesdames Jordan’s and Warren’s average weekly cash compensation of $116.64 and $205.61, respectively.

In addition, it is expected that Mr. Dontell will become a temporary employee of the Bank upon the Closing Date and will remain as such until and through December 31, 2011, and will be compensated at the same rate of base salary of $9,166.67 per month ($110,000 per year on an annualized basis). As a temporary employee, Mr. Dontell will not participate in the Bank’s employee benefit programs.

(g)	Fullerton Federal maintains a Simplified Employee Pension Plan (the “Plan”). Mr. Dontell is the only participant in the Plan. Fullerton Federal contributes on an annual basis an amount equal to approximately 10% of Mr. Dontell’s annual salary. Fullerton Federal will continue its normal monthly accruals with respect to such Plan and all such funds accrued in 2011 will be contributed to the Plan in connection with its termination immediately prior to the closing date.